Exhibit 99.1
Trico Marine Services Prices Private Placement of $125 Million Senior Convertible Debentures
HOUSTON, TX, Feb 2, 2007 (MARKET WIRE via COMTEX News Network) — Trico Marine Services, Inc. (NASDAQ: TRMA) (the “Company” or “Trico”) today announced pricing of $125 million aggregate principal amount of senior convertible debentures (the “Debentures”) through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures will be convertible under certain circumstances based on an initial conversion rate of 23.0216 shares per $1,000 principal amount of Debentures, which is equal to a conversion price of approximately $43.44 per share. The initial conversion price represents a premium of approximately 39% relative to the last reported sale price of Trico’s common shares on the NASDAQ on February 1, 2007. If converted, holders will receive cash up to the principal amount, and, if applicable, excess conversion value will be delivered in Trico’s common shares. The Debentures will bear interest at a rate of 3.00% per year. The sale of the Debentures to the initial purchasers is expected to close on February 7, 2007, subject to customary closing conditions.
Trico also has granted the initial purchasers of the Debentures a 30-day option to purchase additional Debentures in an amount not to exceed $25 million. Trico will be entitled to redeem the Debentures on or after January 15, 2012 at agreed upon redemption prices, and holders of the Debentures may require Trico to repurchase all or a portion of their Debentures on January 15, 2014, January 15, 2017 and January 15, 2022, or otherwise in the event of certain fundamental change transactions, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date. The Debentures will otherwise mature on January 15, 2027.
Trico intends to use the net proceeds of approximately $121 million for general corporate purposes, which may include pursuing opportunities in emerging markets, further augmenting its fleet renewal program, and pursuing strategic acquisition opportunities that may arise.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
Certain statements in this press release that are not historical fact may be “forward-looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact information:
Geoff Jones
VP & CFO
(713) 780-9926